Exhibit 99.1

PMV Pharma Strengthens Board of Directors with Appointment of Dr. Charles Baum

CRANBURY, NJ, April 6, 2021 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutations, today announced the appointment of Charles M. Baum, M.D., Ph.D., to its Board of Directors.

“Chuck is a recognized biopharma leader who has made significant contributions in the advancement of precision oncology,” said David Mack, Ph.D., President and Chief Executive Officer of PMV. “His strong track record of success in building innovative oncology portfolios, from development through commercial launch, will be an ideal complement to our Board as we navigate our lead candidate, PC14856, through the clinic. We are thrilled to welcome him to the Board and look forward to leveraging his deep expertise in precision therapeutics that target the genetic drivers of cancer as we advance our pipeline of tumor-agnostic p53 reactivators.”

Dr. Baum said, “PMV’s unmatched expertise in p53 biology and innovative approach to precision oncology has the potential, for the first time, to address the most commonly mutated gene in cancer. I am enthusiastic about the Company’s platform of small molecules that restore the wild-type function of mutated p53 for targeted, and tumor agnostic, therapies. I am excited to join the Board of PMV and look forward to providing my guidance as the Company continues their execution, both in the clinic and across their development pipeline.”

Dr. Baum has served as the President and Chief Executive Officer and as a Board Member of Mirati Therapeutics Inc. since 2012. Under his leadership, Mirati has transformed into a precision oncology company focused on advancing its drug discovery and research and delivering novel therapeutics that target the genetic and immunologic drivers of cancer.

Prior to joining Mirati, Dr. Baum was at Pfizer from 2003 to 2012, most recently as Senior Vice President for Biotherapeutic Clinical Research within Pfizer’s Worldwide Research & Development division, and prior to that, serving in roles of increasing responsibility, including Vice President, Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. He was responsible for the development of Pfizer’s oncology portfolio, including Inlyta,* Xalkori* and the approval of Sutent.* Prior to Pfizer, Dr. Baum was at Schering-Plough where he was responsible for the Phase I-IV development of several oncology compounds, including Temodar.* Dr. Baum started his career with academic and clinical positions at Stanford and Emory Universities. He currently serves as Chairman of the Board at OncoMyx Therapeutics, Board of Directors member at BCTG Acquisition Corp and on the Scientific Advisory Board at ALX Oncology. He served as a member of the Board of Array Biopharma from 2014 to 2019 when it was acquired by Pfizer and Immunomedics from 2019 to 2020 when it was acquired by Gilead.

Dr. Baum received his M.D. (Medicine) and Ph.D. (Immunology) degrees from Washington University School of Medicine and completed his post-graduate training at Stanford University. Additionally, he has received research support from the National Institutes of Health and the American Cancer Society, published more than 50 peer-reviewed manuscripts and holds a number of patents and patent applications.

*	Trademarks are property of their respective owners.

About p53

p53 plays a pivotal role in preventing abnormal cells from becoming a tumor by inducing programmed cell death. Mutant p53 takes on oncogenic properties that endow cancer cells with a growth advantage and resistance to anti-cancer therapy. The p53 Y220C mutation is associated with many cancers, including but not limited to breast, non-small cell lung cancer, colorectal, pancreatic, and ovarian cancers.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding the success of its current clinical trial for PC14586; and the future plans or expectations for the Company’s discovery platform. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements.

Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact

For Investors and Media:

Winston Kung

Chief Financial Officer

investors@pmvpharma.com